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                                                                  Exhibit 23.2



                        INDEPENDENT AUDITORS' CONSENT




The Board of Directors and Stockholders
Sipex Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-06123, 333-32329, 333-61560 and 333-73880) on Form S-8 and the
registration statements (Nos. 333-33152, 333-61562 and 333-87350) on Form S-3 of Sipex Corporation of our report dated February 18, 2003, with respect to the consolidated balance sheet of Sipex Corporation as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the December 31, 2003 annual report on Form 10-K of Sipex Corporation.

                                        /s/ KPMG LLP

Boston, Massachusetts
March 15, 2004